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Exhibit 23.1

Deloitte & Touche USA LLP 111 S. Wacker Drive Chicago, IL 60606-4301 USA Tel: + 1 312 486 1000 Fax: +1 312 486 1486 www.deloitte.com

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in this Registration Statement on Form S-1 of our report dated March 2, 2005, September 1, 2005 as to Note 14 (which report expresses an unqualified opinion and includes an explanatory paragraph relating to the restatement described in Note 14), relating to the consolidated financial statements of the Board of Trade of the City of Chicago, Inc. and its subsidiaries, contained in Registration Statement No. 333-124730 of CBOT Holdings, Inc. on Form S-1.

/s/    Deloitte & Touche LLP

October 19, 2005

Member of Deloitte Touche Tohmatsu